Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

Lydia H. Kennard Joins Board of Directors

BIRMINGHAM, Ala., July 11, 2022 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced the election of Lydia H. Kennard to its Board of Directors, effective immediately. Ms. Kennard will serve on the Audit and Safety, Health and Environmental Affairs Committees of the Board. Ms. Kennard currently serves as President and CEO of KDG Construction Consulting, a leading provider of construction management services for public infrastructure projects, and Quality Engineering Solutions, a full-service pavement engineering and construction inspection firm. Ms. Kennard is also a founding principal of KDG Aviation, LLC, an operator and developer of general aviation facilities. Ms. Kennard currently serves on the boards of AECOM, Freeport-McMoRan, Inc., and Prologis, Inc.

“We are privileged to welcome Lydia Kennard to Vulcan’s Board of Directors,” said Vulcan Materials’ Chairman and CEO Tom Hill. “Lydia brings to our Board the skills of an accomplished CEO and a proven track record of success. She will add valuable insights to our Board that will be an asset to Vulcan.”

With the addition of Ms. Kennard, Vulcan’s twelve-member board consists of eleven independent directors.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation’s largest supplier of construction aggregates—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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